Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

LAZARD GROUP LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Fees Previously Paid(1)	Debt	Debt Securities	457(o)	$400,000,000	99.960%	$399,840,000	0.00014760	$59,016.39

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$399,840,000		$59,016.39

	Total Fees Previously Paid(1)							$139,050

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

Relates to the shelf registration statement on Form S-3 (File No. 333-263578) filed by the Registrant for the sale of up to $1,500,000,000 of the Registrant’s securities, which became effective on April 11, 2022 (the “Registration Statement”). Pursuant to the Registration Statement, the Registrant paid a registration fee of $139,050. Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act of 1933, as amended.